Exhibit 10.12
April 7, 2006
Marcel Bernard
12 Jeremy Drive
Unlonvillo, Ontario
Canada L3R 2K6
Dear Marcel:
Thank you for spending time with Hellman & Friedman (“H&F”) and Thoms Cressey (“TCEP”) over the past few weeks as we have evaluated the Activant Solutions Holdings Inc. (“Activant”) acquisition. We are very excited to work with you on what we feel is an excellent apportunity at Activant. Our objective is to work with you to build Activant into the dominant provider of ERP software for the distribution vertical. As a follow up to our recent conversations. we wanted to provide you with more information and details concerning the working relationship we anvision with you.
Role & Responsibilities: We envision your role and responsibilities to include serving as a member of the Board of Directors and, in that role, attending all Board meetings and functions. Specifically, as a Director of Activant (or its holding company), we envision you actively montoring the management team on issues like organizational structure, integration of acquisitions, and operating metrics. For this role we envision a time commitment as requested from the management team and investors but not to exceed one week per month.
Compensation: If H&F and TCEP complete a purchase of Activant, you will receive stock, options in Activant (or its holding company) equal to 0.1% of the common stock ownership, with an exercise price equal to the equity value upon consummation of the acquisition, and a vesting period of five years. In addition, upon completion of the acquisition, you will receive a consulting fee of $100,000 per year payable in cash quarterly, one quarter in advance. Direct travel expenses in connection with attending Board functions and other company related meetings will be paid for by Activant.
Exclusivity and Effective Date: Upon execution of this letter, you agree to work exclusively with H&F and TCEP toward the completion of the aforementioned transaction. This letter will become effective upon consummation of the acquisition of Activant by H&F and TCEP.
Confidence: This letter will be held in confidence by H&F, TCEP and Marcel Bernard.
Customary Agreements: Executive shall be required to execute and/or comply with Activant’s (or its holding company’s) policies and procedures of general application applicable to its Directors, including, but not limited to, confidentiality, intellectual property and business conduct.
We are available to discuss any of the above with you in more detail or answer any other questions you may have. Again, we look forward to working with you on these two opportunities.

Best regards,

/s/ David Tunnell	/s/ Orlando Bravo
David Tunnell	Orlando Bravo
Managing Director	Managing Partner
Hellman & Friedman Capital Parmers	Thoms Cressey Equity Partners

Agreed and accepted as of the date first written above:

By /s/ Marcel Bernard	4/11/06

Name: Marcel Bernard

ASSUMPTION AND RELEASE AGREEMENT
     THIS ASSUMPTION AND RELEASE AGREEMENT (the “Agreement”) is made effective as of October 13, 2006, by and among Lone Star Holding Corp., a Delaware corporation (“Lone Star”), Hellman & Friedman Capital Partners V, L.P., a Delaware corporation (“H&F”), Thoma Cressey Fund VII, L.P., a Delaware limited partnership (“TCEP”), and Marcel Bernard, an individual.
RECITALS:
     A. Affiliates of each of H&F and TCEP entered into a letter agreement (the “Letter”), dated as of April 7, 2006, with Marcel Bernard, regarding, among other things, his role and responsibilities at Activant Solutions Holdings Inc., a Delaware corporation (“ASHI”) or its holding company.
     B. On May 2, 2006, Lone Star Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lone Star merged with and into ASHI, with ASHI surviving the merger (the “First Merger”). Immediately following the First Merger, ASHI merged with and into Activant Solutions Inc., a Delaware corporation (“ASI”), and wholly-owned subsidiary of ASHI, with ASI surviving the merger (the “Second Merger”). As a result of the Second Merger, Lone Star became the holding company of ASI.
     C. As of the date of this Agreement, Marcel Bernard is a member of the board of directors of ASI and Lone Star.
     D. The parties hereto have each agreed to execute and deliver this Agreement to confirm that (i) Lone Star will assume the obligations and liabilities of H&F and TCEP under the Letter from and after the date hereof and (ii) each of H&F and its affiliates, TCEP and its affiliates and each of their respective directors, officers, employees, partners, members, managers and representatives shall be fully released of any and all obligations and liabilities thereunder as of the date hereof.
AGREEMENT:
     In consideration of the foregoing and the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lone Star, H&F, TCEP and Marcel Bernard agree as follows:
     1. Assumption of Obligation. Lone Star agrees to, and does hereby assume, the performance of all of the terms, covenants and conditions of the Letter and all of the obligations and liabilities of H&F and TCEP, arising out of, or relating to, the Letter, whether accruing, or being required to be paid or performed, prior to, on or after the date hereof. Lone Star further agrees to abide by, and be bound by, all of the terms of the Letter, as though the Letter had been made, executed and delivered by Lone Star. The provisions of the Letter are incorporated herein by this reference, as if fully set forth herein. Lone Star acknowledges and agrees that any reference to H&F or TCEP in the Letter shall be deemed to refer to Lone Star from and after the date of this Agreement.

     2. Release of H&F and TCEP. In consideration of the mutual covenants contained herein, Marcel Bernard unconditionally and irrevocably releases and forever discharges H&F and its affiliates, TCEP and its affiliates and each of their respective directors, officers, employees, partners, members, managers and representatives (each of the foregoing, a “Releasee,” and collectively, the “Releasees”) from any and all obligations and liabilities arising out of or relating to the Letter, whether accruing, or being required to be paid or performed, prior to, on or after the date hereof (the “Released Matters”). Each of Lone Star and Marcel Bernard expressly acknowledges that it or he has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code with respect to the Released Matters and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     3. Miscellaneous.
     (a) This Agreement shall be construed according to and governed by the laws of the State of California without regard to its conflicts of law principles.
     (b) If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.
     (c) No change or modification of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.
     (d) The captions contained in this Agreement are for convenience of reference only and in no event define, describe or limit the scope or intent of this Agreement or any of the provisions or terms hereof.
     (e) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. In addition, the provisions of Section 2 of this Agreement are also intended to be for the benefit of, and shall be enforceable by, each Releasee, and each such of such Releasee’s heirs, representatives, successors or assigns, it being expressly agreed that the Releasees shall be third party beneficiaries of Section 2 of this Agreement.
     (f) This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

     (g) This Agreement represents the final agreement between the parties hereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Assumption and Release Agreement as of the date first above written.

LONE STAR HOLDING CORP.

By:
	Name:	Pervez Qureshi
	Title:	President & Chief Executive Officer

HELLMAN & FRIEDMAN CAPITAL PARTNERS V, L.P.

By:
+	Name:	David Tunnell
	Title:	Managing Director

THOMA CRESSEY EQUITY PARTNERS, INC.

By:
	Name:	Orlando Bravo
	Title:	Managing Partner

Marcel Bernard